Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy and Cheniere Energy Partners, L.P. Agree to Restructure

Cheniere Marketing TUA Arrangements to Improve Capital Structure

•	$64 million TUA working capital reserve released
•	Cheniere to pay down $64 million of convertible senior secured loans
•	Cheniere Marketing to continue monetizing capacity at the Sabine Pass terminal

Houston, Texas – June 28, 2010 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) announced today that Cheniere Marketing, LLC (“Marketing”) has assigned its existing terminal use agreement (“TUA”) with Sabine Pass LNG, L.P. (“Sabine”) to Cheniere Energy Investments, LLC (“Investments”), a subsidiary of Cheniere Energy Partners, L.P. (“Cheniere Partners”), and concurrently entered into a Variable Capacity Rights Agreement (“VCRA”) with Investments. The TUA provides 2.0 Bcf/d of send-out capacity and 6.9 Bcfe of storage capacity at the Sabine Pass LNG receiving terminal.

Under the terms of the new VCRA, which becomes effective July 1, 2010, Marketing will continue to be responsible for monetizing the capacity at the Sabine Pass LNG receiving terminal and will have the right to utilize all of the services and other rights at the Sabine Pass LNG receiving terminal available under the TUA assigned to Investments. In consideration of these rights, Marketing will pay Investments a fee for each cargo delivered to the Sabine Pass facility equal to eighty percent of the expected positive gross margin to be received with respect to each cargo. These transactions do not impact the previously announced arrangement between Marketing and JPMorgan LNG Co or any existing agreements with other counterparties.

As a result of the assignment of the TUA, the funds held in the TUA reserve account of approximately $64 million will be released as the funds are no longer needed to make quarterly TUA payments. These funds will be used to pay down $64 million of the convertible senior secured loans of which $311 million is outstanding as of June 28, 2012.

Prior to the TUA assignment, Cheniere Partners had been using cash paid under the Marketing TUA to make distributions back to Cheniere on the subordinated units. Subsequent to this transaction, Cheniere will receive distributions on its subordinated units only to the extent Cheniere Partners generates distributable cash flows above the minimum quarterly distribution requirement for its common unitholders and general partner. Such distributable cash flows could be generated through new business development or fees received from Marketing under the VCRA. As a result of the TUA assignment, the ending of the subordination period and conversion of the subordinated units into common units will depend upon future business development and is no longer expected to occur as early as the second quarter of 2012 as previously estimated.

Additionally, Cheniere Partners and Cheniere have agreed to amend the payment terms of the management services agreement under which a Cheniere subsidiary provides certain management, accounting and other related services to Cheniere Partners, in order to subordinate the payment of the services fees to distributions to the common unitholders and general partner and provide additional coverage for the common unit distributions.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG receiving terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACTS:

Investors: Christina Cavarretta, 713-375-5100

Media: Diane Haggard, 713-375-5259